Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 9, 2010 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2010.

The Company reported a net loss of $6,394,000 or $0.14 per share for the quarter ended September 30, 2010, compared to a net loss of $8,088,000 or $0.18 per share for the quarter ended September 30, 2009.  For the nine-month period ended September 30, 2010, the Company reported a net loss of $24,373,000 or $0.55 per share, compared to a net loss of $26,268,000 or $0.60 per share, for the same period in 2009.

At September 30, 2010, the Company had a total of $88,481,000 in cash, equivalents and marketable securities.

Recent Operational Highlights

ARQ 197

•                  Agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment for the design of a Phase 3 trial in patients with advanced non-squamous non-small cell lung cancer (NSCLC), announced on October 11, 2010;

•                  Presentation of final results from the Phase 2 clinical trial in patients with advanced NSCLC at the European Society for Medical Oncology (ESMO), announced on October 11, 2010.

Pipeline

•                  Expansion of oncology drug discovery collaboration with Daiichi Sankyo Co., Ltd. based on the ArQule Kinase Inhibitor Platform (AKIP™) technology, announced on October 12, 2010.

“We have reached an SPA agreement for our Phase 3 trial with ARQ 197 in NSCLC, which is planned for initiation late this year,” said Paolo Pucci, chief executive officer of ArQule.  “The trial will be a randomized, double-blinded study of erlotinib plus ARQ 197 in patients with locally advanced or metatstatic NSCLC of non-squamous histology. The primary endpoint is overall survival in the intent-to-treat population. Key secondary objectives include overall survival in the epidermal growth factor receptor wild-type sub-population and progression-free survival in the intent-to-treat population.

“At the ESMO annual meeting, we presented final results from the Phase 2 trial in NSCLC, including new exploratory data analyses demonstrating a prolongation of time to develop new metastases in patients who received ARQ 197 plus erlotinib,” said Mr. Pucci.  “These metastases-delaying data potentially add to our mechanistic understanding of the anti-cancer effect of ARQ 197.

“Our oncology drug discovery collaboration with Daiichi Sankyo has been expanded, establishing a third therapeutic target, with an option for a fourth, and including a two-year extension,” said Mr. Pucci.  “We are delighted with the progress made since this collaboration was established, and we believe its expansion will lead to the discovery of novel kinase inhibitors for additional targets in oncology.”

Revenues and Expenses

The Company reported total revenues of $8,270,000 for the quarter ended September 30, 2010, compared to revenues of $6,436,000 for the quarter ended September 30, 2009.  Revenues for the nine months ended September 30, 2010 were $21,701,000, compared to revenues of $17,912,000 for the nine months ended September 30, 2009.

Increased revenues for the 2010 periods were primarily due to revenue recognized from a $5,000,000 milestone payment received in September, 2010 from Kyowa Hakko Kirin Co., Ltd. for the initiation of a Phase 2 trial in gastric cancer in Asia.  The 2010 and 2009 periods also include revenue from the Company’s ARQ 197 license agreement and AKIP collaboration with Daiichi Sankyo Co., Ltd.

For the quarter ended September 30, 2010, the Company reported total costs and expenses of $14,648,000, compared to total costs and expenses of $14,481,000 for the quarter ended September 30, 2009.  Total costs and expenses for the nine months ended September 30, 2010 were $46,265,000, compared to $45,356,000 for the same period in 2009.

Research and development costs for the three and nine-month periods ended September 30, 2010 were $11,475,000 and $36,237,000 respectively, compared with $11,347,000 and $35,359,000 for the 2009 three and nine-month periods.

General and administrative costs for the three and nine-month periods ended September 30, 2010 were $3,173,000 and $10,028,000, respectively, compared with $3,134,000 and $9,997,000 for the 2009 three and nine-month periods.

Financial Guidance

ArQule today is confirming its financial guidance for 2010. ArQule expects net use of cash to range between $22 and $42 million. Revenues are expected to range between $26 and $30 million. Net loss is expected to range between $30 and $34 million, and net loss per share to range between $(0.67) and $(0.76). ArQule expects to end 2010 with between $75 and $95 million in cash and marketable securities.

Among the factors that could influence this guidance are: timing of the initiation of the planned Phase 3 trial with ARQ 197 in NSCLC; timing and receipt of a related milestone payment; and the timing of reimbursement of certain ArQule expenses related to the AKIP™ discovery collaboration.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Tuesday, November 9, 2010
Time:	9:00 a.m. Eastern Time

Conference Call Dial-In Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	http://www.ArQule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 1-800-642-1687 and 1-706-645-9291 from outside the U.S.  For archived calls, the access code is 19381695.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and upcoming Phase 3 clinical development, is ARQ 197, an inhibitor of the c-MET receptor tyrosine kinase.  The Company is also conducting Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the B-RAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor

Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.  The most advanced AKIP™ program is focused on the discovery of inhibitors of fibroblast growth factor receptor (FGFR).

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations and its financial condition, and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin Co., Ltd.  These statements include references to potential future milestone and royalty payments that could result from the future development of ARQ 197 and products generated from the company’s AKIP™ platform.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1, Phase 2 and Phase 3 trials with ARQ 197, a Phase 1 trial with ARQ 621, and a Phase 1 trial with ARQ 736, as well as progress in its AKIP™ discovery platform.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  The Company’s drug discovery technology and techniques and their scientific rationales may not produce candidates that are suitable for further pre-clinical and clinical development. Positive information about early stage clinical trial results is not necessarily indicative of clinical efficacy and does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197, ARQ 621 and ARQ 736 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current, later-stage or larger-scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later-stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later-stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ

197, ARQ 621 and ARQ 736 is subject to the ability of the Company or in certain cases, its partners, to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Furthermore, ArQule may not have the financial or human resources to pursue drug discovery and development successfully in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug discovery and development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Research and development revenue	$8,270	$6,436	$21,701	$17,912

Costs and expenses:
Research and development	11,475	11,347	36,237	35,359
General and administrative	3,173	3,134	10,028	9,997
Total costs and expenses	14,648	14,481	46,265	45,356

Loss from operations	(6,378)	(8,045)	(24,564)	(27,444)

Interest income	47	174	574	841
Interest expense	(12)	(169)	(267)	(505)
Other income (expense) (1)	(51)	352	(666)	1,240
Net loss before taxes	(6,394)	(7,688)	(24,923)	(25,868)

Income tax benefit (provision)	—	(400)	550	(400)

Net loss	$(6,394)	$(8,088)	$(24,373)	$(26,268)

Basic and diluted net loss per share:
Net loss per share	$(0.14)	$(0.18)	$(0.55)	$(0.60)

Weighted average basic and diluted common shares outstanding	44,570	44,322	44,498	44,126

(1) Net unrealized gain (loss) from auction rate securities and auction rate put option.

Balance sheet data (in thousands):	September 30, 2010	December 31, 2009

Cash, equivalents and marketable securities- short term	$86,281	$154,677
Marketable securities- long term	2,200	8,814
	$88,481	$163,491

Total assets	$94,144	$171,880

Notes payable	$1,700	$46,100

Stockholders’ equity (deficit)	$(9,746)	$11,535

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